Exhibit T3E-2

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	: Chapter 11
:
ONCURE HOLDINGS, INC., et al.,	: Case No. 13-11540 (KG)
:
Debtors.(1)	: Jointly Administered
:
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PLAN OF REORGANIZATION FOR

ONCURE HOLDINGS, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP

Daniel J. DeFranceschi (2732)	Paul E. Harner
Paul N. Heath (3704)	Keith A. Simon
Tyler D. Semmelman (5386)	Aaron M. Singer
One Rodney Square	Annemarie V. Reilly
920 North King Street	885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751-4864

Counsel for the Debtors and Debtors-in-Possession

Dated: August 22, 2013

(1)

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: OnCure Holdings, Inc. (1697); Center for Radiation Oncology of Tampa Bay, Inc. (8772); Charlotte Community Radiation Oncology, Inc. (7550); Coastal Oncology, Inc. (6166); Englewood Oncology, Inc. (7072); Fountain Valley & Anaheim Radiation Oncology Centers, Inc. (3999); Interhealth Facility Transport, Inc. (1243); JAXPET, LLC (1932); JAXPET/Positech, L.L.C. (8952); Manatee Radiation Oncology, Inc. (3848); Mica Flo II, Inc. (3431); Mission Viejo Radiation Oncology Medical Group, Inc. (3523); Oncure Medical Corp. (1053); Pointe West Oncology, LLC (4963); Radiation Oncology Center, LLC (8888); Santa Cruz Radiation Oncology Management Corp. (2410); Sarasota County Oncology, Inc. (5920); Sarasota Radiation & Medical Oncology Center, Inc. (4395); U.S. Cancer Care, Inc. (3730); USCC Acquisition Corp. (2679); USCC Florida Acquisition Corp. (0485); USCC Healthcare Management Corp. (6788); and Venice Oncology Center, Inc. (5471). The address for OnCure Holdings, Inc. and certain other Debtors is 188 Inverness Drive West, Suite 650, Englewood, Colorado, 80112.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		18
A.	Administrative Claims	18
B.	DIP Facility Claims	19
C.	Priority Tax Claims	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		20
A.	Summary	20
B.	Classification and Treatment of Claims and Equity Interests	21
C.	Special Provision Governing Unimpaired Claims	25
D.	Elimination of Vacant Classes	25

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		25
A.	Presumed Acceptance of Plan	25
B.	Presumed Rejection of Plan	25
C.	Voting Class	26
D.	Acceptance by Impaired Class of Claims	26
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	26
F.	Votes Solicited in Good Faith	26

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		26
A.	Limited Substantive Consolidation	26
B.	Restructuring Transactions	27
C.	Consummation of the Investment Agreement; Amended Secured Notes Indenture; Amended Secured Notes Guarantees; New Intercreditor Agreements	28
D.	Continued Corporate Existence	28
E.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	29
F.	Amended Secured Notes; Amended Secured Notes Indenture	29
G.	No New Issuance of Debt	29
H.	No Discharge or Release of Liens Securing the Prepetition Secured Notes Claims	30
I.	New Common Stock	30
J.	Plan Securities and Related Documentation; Exemption from Securities Laws	30
K.	Release of Liens and Claims	32

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L.	Organizational Documents of the Reorganized Debtors	32
M.	Directors and Officers of the Reorganized Debtors	32
N.	Corporate Action	33
O.	Cancellation of Notes, Certificates and Instruments	33
P.	Old Affiliate Interests	34
Q.	Sources of Cash for Plan Distributions	34
R.	Continuing Effectiveness of Final Orders	34
S.	Funding and Use of Cash Reserves	34
T.	The Noteholders’ Representative	35
U.	Fees and Expenses of Prepetition Term Loan Agent & Ad Hoc Secured Noteholders Committee	37
V.	Fees and Expenses of Indenture Trustee	37
W.	Completion Bonus Program	37

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	38
B.	Assignment of Executory Contracts or Unexpired Leases	38
C.	Rejection of Executory Contracts or Unexpired Leases	39
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	39
E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
F.	Extension of Time to Assume or Reject	41

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		41
A.	Distributions for Claims Allowed as of the Effective Date	41
B.	No Postpetition Interest on Claims	41
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	41
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	41
E.	Compliance with Tax Requirements	44
F.	Allocation of Plan Distributions Between Principal and Interest	44
G.	Means of Cash Payment	44
H.	Timing and Calculation of Amounts to Be Distributed	44
I.	Setoffs	44

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		45
A.	Resolution of Disputed Claims	45
B.	No Distributions Pending Allowance	46
C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	46
D.	Reserve for Disputed Claims	47

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		47
A.	Conditions Precedent to Confirmation	47
B.	Conditions Precedent to Consummation	47
C.	Waiver of Conditions	48
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	48

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		49
A.	General	49
B.	Release of Claims and Causes of Action	49
C.	Waiver of Statutory Limitations on Releases	51
D.	Discharge of Claims	52
E.	Exculpation	52
F.	Preservation of Causes of Action	53
G.	Injunction	53
H.	Binding Nature Of Plan	54
I.	Protection Against Discriminatory Treatment	54
J.	Plan Indemnity	54
K.	Integral Part of Plan	55

ARTICLE XI. RETENTION OF JURISDICTION		55

ARTICLE XII. MISCELLANEOUS PROVISIONS		57
A.	Dissolution of the Committee	57
B.	Payment of Statutory Fees; Post-Effective Date Professional Fees and Expenses	57
C.	Conflicts	57
D.	Modification of Plan	57
E.	Revocation or Withdrawal of Plan	58
F.	Successors and Assigns	58
G.	Reservation of Rights	58
H.	Further Assurances	58
I.	Severability	58
J.	Service of Documents	59
K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	60
L.	Governing Law	61
M.	Tax Reporting and Compliance	61
N.	Schedules	61
O.	No Strict Construction	61
P.	Entire Agreement	61
Q.	Closing of Chapter 11 Cases	62
R.	Substantial Consummation	62
S.	2002 Notice Parties	62

EXHIBITS

Exhibit A	Amended/New Organizational Documents

Exhibit B	Amended Secured Notes Guarantees

Exhibit C	Amended Secured Notes Indenture

Exhibit D	Amended Secured Notes Indenture Term Sheet

Exhibit E	Completion Bonus Program

Exhibit F	Escrowed Notes Agreement

Exhibit G	Investment Agreement

Exhibit H	New Intercreditor Agreements

Exhibit I	Restructuring Support Agreement

Exhibit J	Restructuring Term Sheet

PLAN SCHEDULES

Plan Schedule 1	Non-Exclusive List of Litigation Claims

Plan Schedule 2	New Board of Reorganized HoldCo

Plan Schedule 3	Non-Released Parties

Plan Schedule 4	Noteholders’ Representative

Plan Schedule 5	Non-Exclusive List of Rejected Executory Contracts and Unexpired Leases

Plan Schedule 6	Causes of Action Preserved by the Debtor Releasing Parties

Plan Schedule 7	Causes of Action Preserved by the Non-Debtor Releasing Parties

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PLAN OF REORGANIZATION FOR

ONCURE HOLDINGS, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

OnCure Holdings, Inc. (“HoldCo”) and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) propose the following joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as defined below). Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters including, among other things, the proposed substantive consolidation of the Debtors for certain limited purposes. There also are other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.                                     Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to an existing or to be Filed contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (d) any reference to an Entity as a Holder of Claim or Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (j) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; and (m) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.                                     Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim against any Debtor subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Secured Noteholders Committee” means that certain ad hoc committee of Holders of the Prepetition Secured Notes.

“Ad Hoc Secured Noteholders Committee Fees and Expenses” means all unpaid reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Secured Noteholders Committee incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Secured Noteholders Committee Professionals.

“Ad Hoc Secured Noteholders Committee Professionals” means, collectively, (i) GLC Advisors & Co., LLC, as financial advisor to the Ad Hoc Secured Noteholders Committee, (ii) Stroock & Stroock & Lavan LLP, as counsel to the Ad Hoc Secured Noteholders Committee, (iii) Young Conaway Stargatt & Taylor, LLP, as counsel to the Ad Hoc Secured Noteholders Committee and (iv) any other professional retained by the Ad Hoc Secured Noteholders Committee, including, without limitation, healthcare counsel.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) the Ad Hoc Secured Noteholders Committee Fees and Expenses; (e) the Prepetition Secured Notes Indenture Trustee Fees and Expenses; (f) the Prepetition

Term Loan Agent Fees and Expenses; (g) the DIP Facility Claims; (h) the Cure Claim Amounts; and (i) the Bid Protections, but solely in the manner provided in the Bidding Procedures Order and the Investment Agreement upon the occurrence of the conditions set forth therein.

“Administrative Claims Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than HoldCo.

“Allowed” means, with respect to a Claim, an Allowed Claim in a particular Class or category specified. Any reference herein to the allowance of a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

“Allowed Claim” means any Claim that is not a Disputed Claim or a Disallowed Claim and (a) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date and as to which no objection to allowance thereof has been timely interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court; (b) that has been listed by the Debtors in their Schedules as liquidated in a specified amount and is not disputed or contingent and for which no contrary Proof of Claim has been timely Filed; or (c) that is expressly Allowed pursuant to the terms of this Plan or a Final Order of the Bankruptcy Court. The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in sections 506(b) or 511 of the Bankruptcy Code or as otherwise expressly set forth in this Plan or a Final Order of the Bankruptcy Court.

“Allowed        Claim” means an Allowed Claim of the type described.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of Reorganized HoldCo in substantially the form attached to this Plan as Exhibit A or Filed with the Plan Supplement.

“Amended Secured Notes” means the Prepetition Secured Notes reduced on a Pro Rata basis to the principal amount of $82,500,000, and otherwise as amended pursuant to the Amended Secured Notes Indenture. The Amended Secured Notes shall consist of the Base Notes together with the Escrowed Notes.

“Amended Secured Notes Guarantees” means the “Amended Notes Guarantees” defined in, and contemplated by, Section 7.2(i) of the Investment Agreement, in substantially the form attached to this Plan as Exhibit B or Filed with the Plan Supplement.

“Amended Secured Notes Indenture” means the indenture governing the Amended Secured Notes, in substantially the form attached to this Plan as Exhibit C or Filed with the Plan Supplement, which indenture shall contain terms and conditions consistent in all material respects with those set forth on the Amended Secured Notes Indenture Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are reasonably acceptable to the Majority Consenting Debtholders and the Investor.

“Amended Secured Notes Indenture Term Sheet” means the term sheet attached as Exhibit G to the Investment Agreement, a copy of which is also attached as Exhibit D to this Plan.

“Avoidance Actions” means any and all avoidance, recovery, subordination or other related actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Ballots” means the ballots accompanying the Disclosure Statement, which were approved by the Disclosure Statement Order (modified, as necessary, based upon the applicable voting party in accordance with the Disclosure Statement Order), including any Master Ballots and Beneficial Owner Ballots.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Base Notes” means $75,000,000 of the Amended Secured Notes.

“Beneficial Holder” means, as of the applicable date of determination, a beneficial owner of the Prepetition Secured Notes or Old HoldCo Interests as reflected in the records maintained by the Registered Record Owner or Intermediary Record Owner, as applicable.

“Beneficial Holder Ballots” means the Ballots accompanying the Disclosure Statement upon which Beneficial Holders of the Prepetition Secured Notes entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan.

“Bid Protections” means the “Bid Protections”, as defined in the Bidding Procedures.

“Bidding Procedures” means the bidding procedures approved by, and attached as Exhibit 1 to, the Bidding Procedures Order.

“Bidding Procedures Order” means that certain Order (A) Establishing Bidding Procedures For The Sale Of All Or Substantially All Of The Debtors’ Purchased Assets Or The New Stock Pursuant To A Chapter 11 Plan (B) Approving Certain Stalking Horse Protections (C) Authorizing And Scheduling A Date And Time For An Auction Pursuant To Such Procedures And (D) Granting Certain Related Relief, entered by the Bankruptcy Court on July 24, 2013 (Docket No. 164), as such order may be amended, supplemented, or modified from time to time.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Cash Reserves” means, collectively, and without duplication, the Debtors’ Claim Portion Cash Reserve, the Noteholders’ Representative Cash Reserve, the Professional Fee Reserve, and the Disputed Claims Reserve, in each case which reserve shall be determined by the Debtors with the written consent of the Supermajority Consenting Debtholders or as otherwise approved by order of the Bankruptcy Court.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court being jointly administered under case number 13-11540 (KG).

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Bar Date” means the last date for filing Proofs of Claim in these Chapter 11 Cases against any Debtor, which date shall be established by Final Order of the Bankruptcy Court.

“Claims Objection Deadline” means, with respect to any applicable Proof of Claim, the latest of (a) one hundred eighty (180) days after the Effective Date; (b) ninety (90) days after the Filing of such Proof of Claim, or (c) such other date as may be specifically fixed by Final Order of the Bankruptcy Court for objecting to such Claim.

“Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Closing” means the “Closing”, as defined in Section 3.1 of the Investment Agreement.

“Closing Date” means the “Closing Date”, as defined in Section 3.1 of the Investment Agreement.

“Closing Working Capital” means “Closing Working Capital”, as defined in Section 1.1 of the Investment Agreement.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if appointed and as reconstituted from time to time.

“Completion Bonus Program” means the incentive program for certain key employees of the Debtors, in substantially the form attached to this Plan as Exhibit E or Filed with the Plan Supplement.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders and the Investor.

“Consenting Debtholders” means those Holders of the Prepetition Term Loan Claims and the Prepetition Secured Notes that are party to the Restructuring Support Agreement as “Consenting Debtholders” thereunder.

“Consolidated Debtors” has the meaning set forth in Article V.A.1 of this Plan.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.E of this Plan.

“Cure Claim Procedures Order” means that certain Order Approving Procedures Relating To The Determination Of Cure Amounts In Connection With Certain Executory Contracts, entered by the Bankruptcy Court on July 23, 2013 (Docket No. 149), as such order may be amended, supplemented, or modified from time to time.

“D&O Tail Policy” means that certain directors’ & officers’ liability insurance policy purchased by the Debtors prior to the Petition Date.

“Debtor(s)” means, individually, any of the above-captioned debtors and debtors-in-possession and, collectively, all of the above-captioned debtors and debtors-in-possession.

“Debtors’ Claim Portion” means, collectively, the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, Allowed Secured Tax Claims, and Allowed Prepetition Term Loan Claims that both (i) accrued or were incurred on or prior to the Effective Date and (ii) are not included in the Reorganized Debtors’ Claim Portion.

“Debtors’ Claim Portion Cash Reserve” means the reserve established and maintained by the Debtors from the Purchase Price or other Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Debtors’ Claim Portion.

“DTC” means the Depository Trust Company.

“DIP Facility Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the DIP Facility Credit Agreement.

“DIP Facility Claim” means any Claim arising from, under, or in connection with the DIP Facility Credit Agreement (including, without limitation, any and all “DIP Obligations”, as defined therein) or any other DIP Loan Document (as defined therein).

“DIP Facility Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of June 19, 2013 (as amended, supplemented or modified from time to time), together with the other DIP Loan Documents (as defined therein), in each case as amended, supplemented or modified from time to time.

“DIP Facility Lender” has the meaning set forth in the DIP Facility Credit Agreement.

“DIP Facility Orders” means, collectively, the Interim DIP Order and Final DIP Order.

“Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, or (b) (i) is Scheduled at zero, in an unknown amount or as contingent, disputed or unliquidated and (ii) as to which the Claims Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Plan Of Reorganization For OnCure Holdings, Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of August 22, 2013 (as amended, supplemented, or modified from time to time) that was approved by the Disclosure Statement Order.

“Disclosure Statement Order” means that certain Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Form of Notice and Other Related Documents, entered by the Bankruptcy Court on August 22, 2013 (Docket No. [       ]), as such order may be amended, supplemented, or modified from time to time.

“Disputed Claim” means any Claim, or any portion thereof, that is not a Disallowed Claim, that has not been Allowed pursuant to this Plan or a Final Order of the Bankruptcy Court, and

(a)           if a Proof of Claim has been timely Filed by the applicable Claims Bar Date, such Claim is designated on such Proof of Claim as unliquidated, contingent or disputed, or in zero or unknown amount, and has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; or

(b)           if either (1) a Proof of Claim has been timely Filed by the applicable Claims Bar Date or (2) a Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, or in zero or unknown amount, a Claim (i) as to which any Debtor has timely filed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or for which such time period to object or file a request for estimation has not yet expired as of the applicable date of determination or (ii) which is otherwise disputed by any Debtor in accordance with applicable law, in each case which objection, request for estimation or dispute has not been withdrawn, overruled or determined by a Final Order; or

(c)           that is the subject of an objection or request for estimation Filed in the Bankruptcy Court and which such objection or request for estimation has not been withdrawn, resolved or overruled by Final Order of the Bankruptcy Court; or

(d)           that is otherwise disputed by any Debtor in accordance with the provisions of this Plan or applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.

“Disputed Claims Reserve” means any reserve established by the Debtors pursuant to Article VIII.D.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims, Allowed Prepetition Term Loan Claims and Allowed Prepetition Secured Notes Claims, the DIP Facility Agent, the Prepetition Term Loan Agent and the Prepetition Secured Notes Indenture Trustee, respectively, will be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions hereunder, which date shall be the Effective Date.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan, have been satisfied or waived in accordance with the terms of Article IX.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; and (4) share-appreciation rights, and (b) any 510(b) Equity Claim, in each case as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Escrow Agreement” means the “Escrow Agreement”, as defined in Section 2.5(a) of the Investment Agreement.

“Escrow Amount” means the “Escrow Amount”, as defined in Section 2.5(a) of the Investment Agreement.

“Escrowed Notes” means $7,500,000 of the Amended Secured Notes.

“Escrowed Notes Agreement” means the escrow agreement governing the deposit and release of the Escrowed Notes to be held by an escrow agent selected by the Majority Consenting Debtholders in their reasonable discretion and reasonably acceptable to the Debtors and Investor, which agreement shall be Filed with the Plan Supplement as Exhibit F and shall be in form and substance reasonably acceptable to the Debtors, Majority Consenting Debtholders and the Investor.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any similar federal, state or local law.

“Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; (d) the Prepetition Term Loan Agent; (e) the Releasing Prepetition Term Loan Lenders; (f) the Prepetition Secured Notes Indenture Trustee; (g) the Releasing Prepetition Secured Noteholders; (h) the DIP Facility Agent; (i) the DIP Facility Lenders; (j) the Distribution Agents; (k) the Investor; (l) the Ad Hoc Secured Noteholders Committee and the members thereof in their capacity as such; (m) Vestar; (n) Match Point; (o) Genstar; and (p) the other Holders of Old HoldCo Interests, and in each case the respective Related Persons of each of the foregoing Entities.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount of the Claim asserted by the applicable Holder in any Proof of Claim timely Filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means that certain Final Order: (I) Pursuant To 11 U.S.C. §§ 105, 361, 362, 363 And 364 Authorizing The Debtors To (A) Obtain Postpetition Financing, (B) Grant Senior Liens And Superpriority Administrative Expense Status, (C) Approving Use Of Cash Collateral Of Prepetition Secured Parties, And (D) Granting Adequate Protection To Prepetition Lender; (II) Sealing Related Fee Letters; And (III) Granting Related Relief, entered by the Bankruptcy Court on July 24, 2013 (Docket No. 163), as amended, supplemented or modified from time to time.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“Final Purchase Price” means the “Final Purchase Price”, as defined in Section 2.3(c) of the Investment Agreement.

“General Unsecured Claim” means any Claim against the Debtors that is not a/an: Administrative Claim; DIP Facility Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim, Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant General Unsecured Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

“Genstar” means Genstar Capital, LLC.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Guarantees” has the meaning set forth in Article V.J of this Plan.

“HoldCo” means OnCure Holdings, Inc., a Delaware corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.

“HoldCo Subsidiary” means each direct and indirect, wholly-owned subsidiary of HoldCo, as debtors-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.

“Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Initial Distribution Date” means, subject to the “Treatment” sections in Article III hereof, the date that is as soon as practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when distributions under this Plan shall commence to Holders of Allowed Claims; provided that any applicable distributions under this Plan on account of the DIP Facility Claims or the Prepetition Debt Claims shall be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent shall make its respective distributions as soon as practicable thereafter.

“Initial Purchase Price” means the “Initial Purchase Price”, as defined in Section 2.2(b) of the Investment Agreement.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor or by a non-Debtor subsidiary of a Debtor, other than an Administrative Claim.

“Interim DIP Order” means that certain Interim Order: (I) Pursuant To 11 U.S.C. §§ 105, 361, 362, 363 And 364 Authorizing The Debtors To (A) Obtain Postpetition Financing, (B) Grant Senior Liens And Superpriority Administrative Expense Status, (C) Approving Use Of Cash Collateral Of Prepetition Secured Parties, And (D) Granting Adequate Protection To Prepetition Lender; (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rules 4001(B) And 4001(C); (III) Sealing Related Fee Letters; And (IV) Granting Related Relief, entered by the Bankruptcy Court on June 18, 2013 (Docket No. 45), as amended, supplemented or modified from time to time.

“Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold the Prepetition Secured Notes or Old HoldCo Interests, as applicable.

“Investment Agreement” means that certain Investment Agreement, dated as of June 22, 2013, by and between HoldCo and the Investor, a copy of which without certain schedules and exhibits is attached to this Plan as Exhibit G, as amended, supplemented or modified from time to time.

“Investor” means Radiation Therapy Services, Inc.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service of the United States of America.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date is attached hereto as Plan Schedule 1 or to be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date and any Causes of Action against any Non-Released Party.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

“Majority Consenting Debtholders” means Consenting Debtholders holding at least 50.01% of the aggregate outstanding principal amount of the Prepetition Secured Notes held by all Consenting Debtholders.

“Master Ballot” means the ballot distributed to the Registered Record Owners or Intermediary Record Owners, as applicable, of the Prepetition Secured Notes to record the votes of the Beneficial Holders thereof as of the applicable Voting Record Date.

“Match Point” means Match Point Partners, LLC.

“Net Cash Amount” means the sum of (x) the Initial Purchase Price (less the Escrow Amount) and (y) the amount of Cash on the Debtors’ balance sheet immediately prior to the Effective Date, less the aggregate amount of the Cash Reserves.

“New Board” means the initial board of directors of Reorganized HoldCo, which shall be designated by the Investor not later than five (5) Business Days prior to the Confirmation Hearing. The members of the New Board shall be listed on Plan Schedule 2 attached hereto or to be Filed with the Plan Supplement.

“New Common Stock” means the shares of common stock of Reorganized HoldCo authorized to be issued pursuant to this Plan (and subject to the Restructuring Transactions) and the Amended/New Organizational Documents.

“New Intercreditor Agreements” means the “Specified Intercreditor Agreements” defined in, and contemplated by, Section 7.2(h) of the Investment Agreement and under the heading “Intercreditor Agreements” in the Amended Secured Notes Indenture Term Sheet (which shall be in form and substance reasonably acceptable to the Debtors, the Majority Consenting Debtholders and the indenture trustee for the Amended Secured Notes), in substantially the form attached to this Plan as Exhibit H or Filed with the Plan Supplement.

“Non-Debtor Releasing Party” means, collectively: (a) the Prepetition Term Loan Agent; (b) the Releasing Prepetition Term Loan Lenders; (c) the Prepetition Secured Notes Indenture Trustee; (d) the Releasing Prepetition Secured Noteholders; (e) the DIP Facility Agent; (f) the DIP Facility Lenders; (g) the Investor; (h) Vestar; (i) Genstar; (j) the Committee, and the members thereof in their capacity as such and (k) the Ad Hoc Secured Noteholders Committee, and the members thereof in their capacity as such.

“Non-Released Party” means each of the Entities listed as Non-Released Parties on Plan Schedule 3 attached hereto or Filed with the Plan Supplement, which shall be reasonably acceptable to the Debtors, the Majority Consenting Debtholders and the Investor.

“Non-Voting Classes” means, collectively, Classes 1, 2, 3, 4, 6, 7, 8 and 9.

“Noteholders’ Representative” means the Entity designated by the Majority Consenting Debtholders, as identified on Plan Schedule 4 to be Filed with the Plan Supplement, to act as representative for all Prepetition Secured Noteholders and having the rights and duties set forth in this Plan and the Investment Agreement.

“Noteholders’ Representative Cash Reserve” means the reserve established and maintained by the Debtors from the Purchase Price or other Cash on hand existing immediately prior to the Effective Date to pay in full in Cash any fees, costs and expenses incurred by the Noteholders’ Representative, including, without limitation, any legal, accounting and consultant fees and expenses, incurred in connection with the discharge of its duties and responsibilities under this Plan or the Investment Agreement.

“Old Affiliate Interests” means, collectively, the Equity Interests in each HoldCo Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old HoldCo Interest” means the Equity Interests in HoldCo, as in existence immediately prior to the Effective Date.

“Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on July 24, 2013 (Docket No. 170), as amended, supplemented, or modified from time to time.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, a DIP Facility Claim, or an Administrative Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, DIP Facility Claim, Secured Tax Claim, or Prepetition Debt Claim.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm,

trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means June 14, 2013, the date on which the Debtors commenced the Chapter 11 Cases.

“Plan” means this Joint Plan Of Reorganization For OnCure Holdings, Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated August 22, 2013, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Schedule” means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.J of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.J of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders and the Investor and which shall be Filed with the Bankruptcy Court at least ten (10) days prior to the Voting Deadline.

“Prepetition Debt Claims” means, collectively, the Prepetition Term Loan Claims and the Prepetition Secured Notes Claims.

“Prepetition Debt Credit Agreements” means, collectively, the Prepetition Term Loan Credit Agreement and the Prepetition Secured Notes Indenture.

“Prepetition Secured Noteholder” means a Holder of the Prepetition Secured Notes.

“Prepetition Secured Notes” means those certain 11 ¾% Senior Secured Notes due 2017, issued by OnCure pursuant to the Prepetition Secured Notes Indenture, in an aggregate principal amount of $210,000,000.

“Prepetition Secured Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Secured Notes, the Prepetition Secured Notes Indenture or any other Collateral Agreement (as defined in the Prepetition Secured Notes Indenture).

“Prepetition Secured Notes Indenture” means that certain Indenture governing the Prepetition Secured Notes, dated as of May 13, 2010, together with the other Collateral Documents (as defined therein), in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Secured Notes Indenture Trustee” means Wilmington Trust, National Association, successor by merger to Wilmington Trust FSB, in its capacity as indenture trustee for the Prepetition Secured Notes.

“Prepetition Secured Notes Indenture Trustee Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Prepetition Secured Notes Indenture Trustee, including the reasonable fees, costs and expenses of the Prepetition Secured Notes Indenture Trustee’s attorneys, incurred through the Effective Date in accordance with the Prepetition Secured Notes Indenture.

“Prepetition Term Loan Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Agent Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Prepetition Term Loan Agent incurred through the Effective Date in accordance with the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Claims” means any and all Claims arising from, under or in connection with the Prepetition Term Loan Credit Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other Loan Document (as defined therein).

“Prepetition Term Loan Credit Agreement” means that certain $15,000,000 Amended and Restated Credit Agreement, dated as of December 24, 2012, by and among HoldCo, the HoldCo Subsidiaries party thereto, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders, together with the other Loan Documents (as defined therein), in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Lenders” means the lenders party to the Prepetition Term Loan Credit Agreement from time to time.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that (a) the Face Amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to (b) the aggregate Face Amount of all Claims (including Disputed Claims but excluding Disallowed Claims) in such Class or Classes (or portions thereof, as applicable), unless this Plan provides otherwise. For purposes of determining any distributions under this Plan, Pro Rata amounts shall take into consideration any amounts reserved for under the Disputed Claims Reserve.

“Professional” means any Entity retained by the Debtors or the Committee in the Chapter 11 Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, 503 or 1103 of the Bankruptcy Code.

“Professional Fee Reserve” means the reserve established and maintained by the Debtors from the Purchase Price or other Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

“Purchase Price” means the “Purchase Price” as defined in Section 2.2(a)(ii) of the Investment Agreement.

“Registered Record Owners” means, as of the applicable date of determination, the respective owners of the Prepetition Secured Notes or Old HoldCo Interests, as applicable, whose holdings thereof are in their own name.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), managers, managed accounts or funds, management companies, fund advisors, advisory board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the Petition Date, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor and no Non-Released Party shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; (d) the Prepetition Term Loan Agent; (e) the Releasing Prepetition Term Loan Lenders; (f) the Prepetition Secured Notes Indenture Trustee; (g) the Releasing Prepetition Secured Noteholders; (h) the DIP Facility Agent; (i) the DIP Facility Lenders; (j) the Ad Hoc Secured Noteholders Committee and the members thereof in their capacity as such; (k) the Distribution Agents; (l) the Investor; (m) Vestar; (n) Match Point; (o) Genstar; and (p) the other Holders of Old HoldCo Interests, and in each case the respective Related Persons of each of the foregoing Entities.

“Releasing Prepetition Secured Noteholder” means a Prepetition Secured Noteholder that affirmatively opts into the Third Party Release as provided on its respective Ballot.

“Releasing Prepetition Term Loan Lender” means a Prepetition Term Loan Lender that affirmatively opts into the Third Party Release as provided on its respective Ballot.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Debtors’ Claim Portion” means, collectively, the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, and Allowed Secured Tax Claims that either (i) accrue or are incurred after the Effective Date; provided, however, that, for the avoidance of doubt, the accrued portion as of the Effective Date of Allowed Priority Tax Claims and Allowed Secured Tax Claims due and payable following the Effective Date shall constitute the Debtors’ Claim Portion, (ii) are included in Closing Working Capital or (iii) are a fee, cost, expense, liability or obligation described in the second sentence of the definition of “Selling Expenses” in the Investment Agreement.

“Reorganized HoldCo” means, subject to the Restructuring Transactions, OnCure Holdings, Inc., a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors.

“Restricted Holders” has the meaning set forth in Article V.J of this Plan.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Amended Secured Notes, the Amended Secured Notes Indenture, the Investment Agreement, the New Intercreditor Agreements, the Escrowed Notes Agreement, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, and the Plan Securities and Documents.

“Restructuring Support Agreement” mean that certain Restructuring Support Agreement, dated as of June 14, 2013, by and among the Debtors, the Prepetition Term Loan Lenders party thereto, and the Prepetition Secured Noteholders party thereto (as amended, supplemented or modified from time to time), a copy of which without certain schedules and exhibits is attached to this Plan as Exhibit I.

“Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Investment Agreement, a copy of which is attached hereto as Exhibit J.

“Restructuring Transaction” has the meaning ascribed thereto in Article V.B of this Plan.

“Scheduled” means with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules they may be amended, modified, or supplemented from time to time.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any similar federal, state or local law.

“Selling Expenses” means “Selling Expenses” as defined in Section 1.1 of the Investment Agreement.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Substantive Consolidation Order” means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases on the limited basis as provided in Article V.A of this Plan.

“Supermajority Consenting Debtholders” means Consenting Debtholders holding at least 66 2/3% of the aggregate outstanding principal amount of the Prepetition Secured Notes held by all Consenting Debtholders.

“Trustee Charging Lien” means any liens for payment of compensation, expenses, disbursements, advances and indemnification of the Prepetition Secured Notes Indenture Trustee, its agents and counsel, and any successors and assigns, including the Prepetition Secured Notes Indenture Fees and Expenses, as set forth in the Prepetition Secured Notes Indenture and the Amended Secured Notes Indenture.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash (if any) in the Cash Reserves after all obligations and liabilities for which such reserves were established are paid, satisfied and discharged in full in Cash or are Disallowed in accordance with this Plan.

“Vestar” means Vestar Capital Partners, Inc.

“Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Class” means Class 5.

“Voting Deadline” means the date and time by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, which date is September 23, 2013 as set forth in the Disclosure Statement Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Class are entitled to receive the Disclosure Statement and vote to accept or reject this Plan. With respect to the Prepetition Secured Notes Claims and Old HoldCo Interests, the Voting Record Date is August 14, 2013 as set forth in the Disclosure Statement Order. With respect to all other Claims and Equity Interests

(i.e., those in Classes 1, 2, 3, 4, 6, 7 and 9), the Voting Record Date is August 21, 2013, as set forth in the Disclosure Statement Order.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.            Administrative Claims

The legal, equitable and contractual rights of the Holders of Allowed Administrative Claims are unaltered by this Plan. Subject to sub-paragraph 1 below and Article V.Q of this Plan, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.             Bar Date for Administrative Claims

Except as otherwise provided in this Article II.A hereof and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

In the case of the Ad Hoc Secured Noteholders Committee Fees and Expenses, such Ad Hoc Secured Noteholders Committee Fees and Expenses will be paid in full in Cash on the Effective Date (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. The Prepetition Term Loan Agent Fees and Expenses and the Prepetition Secured Notes Indenture Trustee Fees and Expenses will be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent invoiced and not previously paid during the course of the Chapter 11 Cases) from the Debtors’ Claim Portion Cash Reserve, without a requirement for the Prepetition Term Loan Agent or the Prepetition Secured Notes Indenture Trustee to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date. DIP Facility Claims shall be paid pursuant to Article II.B hereof without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment by the Administrative Claims Bar Date.

2.             Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors’ Claim Portion Cash Reserve for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash from the Professional Fee Reserve within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim.

B.            DIP Facility Claims

Subject to Article V.Q of this Plan, the Allowed DIP Facility Claims shall be indefeasibly paid in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims.

C.            Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Allowed Priority Tax Claims are unaltered by this Plan. Subject to Article V.Q and Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.            Summary

This Plan constitutes a single plan of reorganization for all Debtors for voting and confirmation purposes. All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified as described below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date. As described more fully in Article V.A below, this Plan contemplates, and is predicated upon, entry of an order substantively consolidating the Debtors’ Estates for the limited purposes of voting and confirmation under this Plan with respect to Impaired Claims.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
(1)	Other Priority Claims	Unimpaired	Deemed to Accept
(2)	Other Secured Claims	Unimpaired	Deemed to Accept
(3)	Secured Tax Claims	Unimpaired	Deemed to Accept
(4)	Prepetition Term Loan Claims	Unimpaired	Deemed to Accept
(5)	Prepetition Secured Notes Claims	Impaired	Entitled to Vote
(6)	General Unsecured Claims	Impaired	Deemed to Reject

Class	Claim/Equity Interest	Status	Voting Rights
(7)	Intercompany Claims	Impaired	Deemed to Accept
(8)	Old HoldCo Interests	Impaired	Deemed to Reject
(9)	Old Affiliate Interests in any HoldCo Subsidiary	Unimpaired	Deemed to Accept

B.            Classification and Treatment of Claims and Equity Interests

1.             Class 1 - Other Priority Claims

(a)           Classification: Class 1 consists of the Other Priority Claims.

(b)                                 Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by this Plan. Subject to Article V.Q and Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)                                  Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

2.             Class 2 - Other Secured Claims

(a)                                 Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim that may exist against the Debtors.

(b)                                 Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 2 Claims are unaltered by this Plan. Subject to Article V.Q and Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the

Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)                                  Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.             Class 3 - Secured Tax Claims

(a)           Classification: Class 3 consists of the Secured Tax Claims.

(b)                                 Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 3 Claims are unaltered by this Plan. Subject to Article V.Q and Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors (with the reasonable consent of the Investor and the Supermajority Consenting Debtholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)                                  Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.

4.             Class 4 - Prepetition Term Loan Claims

(a)           Classification: Class 4 consists of the Prepetition Term Loan Claims.

(b)                                 Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims are unaltered by this Plan. To the extent not previously paid in full pursuant to the DIP Orders, each Holder of an Allowed Class 4 Claim shall receive, on the Effective Date and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 4 Claim, Cash equal to the amount of such Allowed Class 4 Claim.

(c)                                  Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

5.             Class 5 - Prepetition Secured Notes Claims

(a)           Classification: Class 5 consists of the Prepetition Secured Notes Claims.

(b)                                 Allowance: The Prepetition Secured Notes Claims are deemed Allowed in the aggregate amount of approximately $210 million.(2)

(c)                                  Treatment: On the Effective Date, the Prepetition Secured Notes and the Prepetition Secured Notes Indenture shall be deemed amended in their entirety by the Amended Secured Notes and the Amended Secured Notes Indenture, respectively. On the Effective Date, and in addition to the agreements described in Article V.F, Article V.G, and Article V.H of this Plan, each Holder of an Allowed Prepetition Secured Notes Claim shall receive, on account of such Claim, its Pro Rata share of the Base Notes and the Net Cash Amount. After the Effective Date, subject to the terms and conditions of this Plan (including Article VII.D.1), the Investment Agreement and the Escrowed Notes Agreement (as applicable), each Holder of an Allowed Prepetition Secured Notes Claim shall receive, on account of such Claim, its Pro Rata share of (x) either (i) in the event

(2) The Allowed amount excludes accrued interest, fees and other costs and expenses.

the Final Purchase Price is greater than the Initial Purchase Price, the sum of (A) an amount equal to the amount by which the Final Purchase Price exceeds the Initial Purchase Price plus (B) the Escrow Amount or (ii) in the event the Final Purchase Price is equal to or less than the Initial Purchase Price, an amount equal to the Escrow Amount, if any, following any distribution to the Investor pursuant to Section 2.3(e) of the Investment Agreement, (y) the Unused Cash Reserve Amount and (z) upon satisfaction of the conditions contained in the Escrowed Notes Agreement, its Pro Rata share of the Escrowed Notes, in each case if any.

(d)                                 Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.             Class 6 - General Unsecured Claims

(a)           Classification: Class 6 consists of the General Unsecured Claims.

(b)                                 Treatment: Each Holder of a General Unsecured Claim shall not receive any distribution or retain any property on account of such General Unsecured Claim.

(c)                                  Voting: Class 6 is an Impaired Class, and the Holders of Claims in Class 6 will be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims in Class 6 will not be entitled to vote to accept or reject this Plan.

7.             Class 7 - Intercompany Claims

(a)           Classification: Class 7 consists of the Intercompany Claims.

(b)           Treatment: Each Holder of an Intercompany Claim shall not receive any distribution or retain any property under this Plan on account of such Intercompany Claim. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present or future tax or similar liabilities by such Reorganized Debtor.

(c)                                  Voting: Class 7 is an Impaired Class. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 shall be conclusively deemed to have accepted this Plan.

8.             Class 8 - Old HoldCo Interests

(a)           Classification: Class 8 consists of the Old HoldCo Interests.

(b)                                 Treatment: On the Effective Date, the Old HoldCo Interests will be cancelled without further notice to, approval of or action by any Entity, and each Holder of an Old HoldCo Interest shall not receive any distribution or retain any property on account of such Old HoldCo Interest.

(c)                                  Voting: Class 8 is an Impaired Class, and the Holders of Old HoldCo Interests in Class 8 will be conclusively deemed to have rejected this Plan pursuant to section

1126(g) of the Bankruptcy Code. Therefore, Holders of Old HoldCo Interests in Class 8 will not be entitled to vote to accept or reject this Plan.

9.              Class 9 - Old Affiliate Interests in any HoldCo Subsidiary

(a)                                 Classification: Class 9 consists of the Old Affiliate Interests in any HoldCo Subsidiary.

(b)                                 Treatment: Subject to the Restructuring Transactions, the Old Affiliate Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

(c)                                  Voting: Class 9 is an Unimpaired Class, and the Holders of the Old Affiliate Interests in Class 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Affiliate Interests in Class 9 are not entitled to vote to accept or reject this Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                     Presumed Acceptance of Plan

Classes 1, 2, 3, 4 and 9 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 7 is Impaired under this Plan. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 are conclusively deemed to have accepted this Plan.

B.                                     Presumed Rejection of Plan

Classes 6 and 8 are Impaired and shall receive no distribution under this Plan on account of their respective Claims or Equity Interests. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

C.                                    Voting Class

Class 5 is Impaired under this Plan. The Holders of Claims in such Class as of the applicable Voting Record Date are entitled to vote to accept or reject this Plan.

D.                                    Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E                                        Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. Acceptance of this Plan by an Impaired Class holding a Claim against any Consolidated Debtor shall satisfy Section 1129(a)(10) for purposes of all of the Debtors. The Debtors reserve the right to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.                                       Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Class in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Limited Substantive Consolidation

1.                                      Generally. This Plan contemplates and is predicated upon entry of an order substantively consolidating the Estates of HoldCo and each HoldCo Subsidiary (collectively, the “Consolidated Debtors”) solely for the limited purposes of voting and confirmation under this Plan. Accordingly, for voting and confirmation purposes only, (i) any obligation of HoldCo or any HoldCo Subsidiary and all guarantees with respect thereto executed by HoldCo or one or more HoldCo Subsidiary shall be treated as a single obligation and any obligation of HoldCo and one or more HoldCo Subsidiaries, and all multiple Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Claim against the Consolidated Debtors, (ii) each Claim Filed against HoldCo or one or more HoldCo Subsidiary shall be deemed Filed against the Consolidated Debtors and shall be deemed to be a single Claim against and a single obligation of the Consolidated Debtors, (iii) the Estate of each of the Consolidated Debtors shall be deemed to be one consolidated Estate, and (iv) all property of the Estate of each Consolidated Debtor shall be deemed to be property of the consolidated Estates.

Except for the limited purposes of voting and confirmation related to this Plan as set forth in this Paragraph A.1, such limited substantive consolidation shall not and shall not be deemed to: (i) modify, affect or otherwise alter the legal or corporate structures of the Debtors or the Reorganized Debtors or merge or otherwise affect the separate legal existence of the Debtors or the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Article V.B of this Plan; (ii) cause any Debtor or Reorganized Debtor to be liable for any Claim for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation; (iii) modify, affect or otherwise alter the distribution to be made to the holders of Claims in any Class on account of such Claims absent the limited substantive consolidation; (iv) modify, affect or otherwise alter any Intercompany Claims or any Old Affiliate Interests; (v) modify, affect or otherwise alter any obligations under any Executory Contracts or Unexpired Leases assumed by the Debtors; or (vi) modify, affect or otherwise alter any obligations of each and every Debtor to pay quarterly fees to the United States Trustee. Notwithstanding anything to the contrary herein, the Claims of a particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor by virtue of the limited substantive consolidation set forth in this Paragraph A.1.

2.                                      Substantive Consolidation Order. Unless the Bankruptcy Court has approved such limited substantive consolidation of the Chapter 11 Cases by a prior Final Order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Consolidated Debtors on the limited basis as provided in Paragraph A.1 above pursuant to section 105 of the Bankruptcy Code. If no objection to substantive consolidation is timely Filed and served by any Holder of a Claim affected by this Plan as provided herein on or before the deadline for objection to confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court without further notice and hearing as to such substantive consolidation. If any such objections are timely filed and served, a hearing with respect to such proposed substantive consolidation and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

B.                                     Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder.

C.                                    Consummation of the Investment Agreement; Amended Secured Notes Indenture; Amended Secured Notes Guarantees; New Intercreditor Agreements

On the Effective Date and provided that the conditions precedent set forth in the Investment Agreement have been satisfied or waived in accordance with the terms of the Investment Agreement, the Debtors and the Reorganized Debtors (as applicable) shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Investment Agreement in exchange for the Initial Purchase Price, as well as execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, in each case in form and substance reasonably acceptable to the Majority Consenting Debtholders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Investment Agreement).

Upon the Effective Date of this Plan, all Prepetition Secured Noteholders shall be deemed to have consented to the Amended Secured Notes Indenture, Amended Secured Notes, the Amended Secured Notes Guarantees, the New Intercreditor Agreements, the Escrowed Notes Agreement and other Restructuring Documents in the form that they exist on the Effective Date. On and as of the Effective Date, notwithstanding any requirements for amendment set forth in the Prepetition Secured Notes Indenture, and provided that the conditions precedent set forth in the Investment Agreement have been satisfied or waived in accordance with the terms of the Investment Agreement, the Prepetition Secured Notes Indenture Trustee shall be authorized to (i) execute and deliver the Amended Secured Notes Indenture, the Amended Secured Notes Guarantees and the New Intercreditor Agreements (each to the extent it is a party thereto), subject to Article V.J of this Plan, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Prepetition Secured Notes Indenture Trustee is a party, to the extent provided in the relevant Restructuring Documents, and to promptly consummate the transactions contemplated thereby, and (ii) take any other actions required or contemplated to be taken by the Prepetition Secured Notes Indenture Trustee under this Plan or any of the Restructuring Documents to which it is a party.

D.                                    Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.B of this Plan, after the Effective Date, the Reorganized Debtors shall, notwithstanding the limited substantive consolidation provided in Article V.A hereof, continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

E.                                     Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Cash Reserves), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, the Liens that secure the Amended Secured Notes). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

F.                                       Amended Secured Notes; Amended Secured Notes Indenture

On and as of the Effective, the following shall occur:

(i)                                     Without limiting the Prepetition Secured Noteholders’ rights to receive the Net Cash Amount or the Unused Cash Reserve Amount as provided in Article III herein, the principal amount of the Prepetition Secured Notes shall be reduced on a Pro Rata basis to $82,500,000;

(ii)                                  the Prepetition Secured Notes Indenture and the Prepetition Secured Notes shall be amended as set forth in the Amended Secured Notes Indenture and the Amended Secured Notes, respectively;

(iii)                               the Escrowed Notes will be transferred to the escrow agent under, and be held in escrow pending release to the Holders of the Amended Secured Notes upon satisfaction of the conditions contained in, the Escrowed Notes Agreement;

For the avoidance of doubt, interest paid on the Escrowed Notes prior to the start of the first accrual period beginning in 2016 will be returned to the Reorganized Debtors. Interest accruing from the start of the first accrual period beginning in 2016 will be paid pursuant to the Amended Secured Notes Indenture, subject to the terms of the Escrowed Notes Agreement. The obligations arising under the Amended Secured Notes and the Amended Secured Notes Indenture will be guaranteed by Radiation Therapy Services Holdings, Inc., the Investor, certain subsidiaries of the Investor pursuant to the Amended Secured Notes Guarantees, and certain of the HoldCo Subsidiaries, in each case as set forth in the Amended Secured Notes Indenture Term Sheet.

On and as of the Effective Date, all of the Prepetition Secured Noteholders shall be deemed to be bound by the Amended Secured Notes Indenture, the Amended Secured Notes Guarantees and the related Restructuring Documents.

G.                                      No New Issuance of Debt

Notwithstanding anything in this Plan to the contrary, the Amended Secured Notes will represent the same indebtedness as the Prepetition Secured Notes, and nothing in this Plan is, or shall be deemed to constitute, an issuance of new indebtedness under or in connection with the Amended Secured Notes or the Amended Secured Notes Indenture. Except as expressly amended or modified by this Plan, the Prepetition Secured Notes Indenture and all Collateral Documents (as defined therein) shall remain in full force and effect and shall, in their original form and as amended or modified pursuant to this Plan, secure the obligations and indebtedness arising under or in connection with the Amended Secured Notes, and, at the written request of the Prepetition Secured Notes Indenture Trustee, the Reorganized Debtors shall execute and deliver conforming amendments to such documents necessary in order to implement the same, all without further notice to or order of the Bankruptcy Court. The Prepetition Secured Notes Indenture Trustee and any applicable Distribution Agent shall, and the Debtors and/or Reorganized Debtors and their agents shall be authorized to, coordinate with DTC such that the allocations of the Amended Secured Notes shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC.

H.                                    No Discharge or Release of Liens Securing the Prepetition Secured Notes Claims

Notwithstanding anything in this Plan to the contrary, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall remain encumbered by and subject to the Liens securing the Prepetition Secured Notes Claims which, as of the Effective Date, secure the obligations and indebtedness arising under or in connection with the Amended Secured Notes, and such Liens shall not be, and shall not be deemed to be, discharged or released on account of the Confirmation or Consummation of this Plan.

I.                                         New Common Stock

On the Effective Date, subject to the terms and conditions of the Investment Agreement, Reorganized HoldCo shall issue 100% of the New Common Stock to the Investor or its designated Affiliate pursuant to the Amended/New Organizational Documents in consideration for the Purchase Price. The Reorganized Debtors shall not be obligated to register the New Common Stock under the Securities Act or to list the New Common Stock for public trading on any securities exchange.

Distributions of the New Common Stock may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with the Investment Agreement. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized HoldCo shall be that number of shares of New Common Stock as may be designated in the Amended/New Organizational Documents.

J.                                       Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors, the Reorganized Debtors, the Investor and their respective Affiliates are each authorized to and shall provide or issue, as applicable, the New Common Stock, the Amended Secured Notes, the Amended Secured Notes Guarantees, the guarantees by certain of the HoldCo Subsidiaries and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan, including, without limitation, the Amended Secured Notes Indenture and the Amended Secured Notes Guarantees (collectively, the “Plan Securities and Documents”), in each case in form and substance satisfactory to the Supermajority Consenting Debtholders, the Investor, and to the extent it is a signatory thereto, in form and substance reasonably satisfactory to the Prepetition Secured Notes Indenture Trustee, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by Section 4(2) of such act will be provided in a private placement.

The Amended Secured Notes, the Amended Secured Notes Guarantees and the guarantees by certain of the HoldCo Subsidiaries (together with the Amended Secured Notes Guarantees, the “Guarantees”) are being issued as a result of certain modifications to the Prepetition Secured Notes Indenture. As such, the Amended Secured Notes and the Guarantees are a continuation and modification of the Prepetition Secured Notes and the obligations thereunder. However, the offer and delivery of the Amended Secured Notes and the Guarantees to creditors is subject to federal securities laws. The offer and delivery of the Amended Secured Notes and the Guarantees will be made without registration under the Securities Act, in reliance on an exemption from registration provided by section 1145(a)(1) of the Bankruptcy Code, which also exempts the offer and delivery of the Amended Secured Notes and the Guarantees from similar state securities laws.

Resales by Persons who receive the New Common Stock and any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the New Common Stock or Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration agreement or otherwise. Under this Plan, Restricted Holders are not entitled to any registration rights.

For purposes of this Plan, to the extent necessary, and solely for purposes of section 1145 of the Bankruptcy Code, each of the Investor (as the intended purchaser that plans to acquire the New Common Stock), Radiation Therapy Services Holdings, Inc. (as the parent of the Investor) and certain subsidiaries of the Investor pursuant to the Amended Secured Notes Guarantees (as subsidiaries of the Investor) shall be deemed a “successor” of HoldCo under section 1145(a)(1) of the Bankruptcy Code and are each sponsors of this Plan. The HoldCo Subsidiaries shall be deemed “affiliates” as defined in Section 101(2) of the Bankruptcy Code of HoldCo and are co-proponents of this Plan.

Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

K.                                    Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests described above. Any Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.                                      Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance satisfactory to the Investor and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

M.                                  Directors and Officers of the Reorganized Debtors

The New Board shall initially consist of up to five (5) directors, who shall be designated in accordance with the terms and conditions of the Investment Agreement, which directors shall be identified in the Plan Supplement as Plan Schedule 2. The initial new board of directors or other governing body of each HoldCo Subsidiary shall consist of one or more of the directors or officers of Reorganized HoldCo. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

N.                                    Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance satisfactory to the Investor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance satisfactory to the Investor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

O.                                    Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided herein (including, without limitation, and for the avoidance of doubt, Article V.F, Article V.G and Article V.H) all notes, stock, instruments, certificates, agreements and other documents evidencing or relating to the DIP Facility Claims, the Prepetition Debt Claims, any Impaired Claim and/or the Old HoldCo Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person; provided that (i) the terms of the Prepetition Secured Notes Indenture shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Secured Notes Indenture Trustee to make, distributions under this Plan, and (ii) the DIP Facility Credit Agreement and the Prepetition Term Loan Credit Agreement shall continue in effect for the limited purposes of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the applicable Distribution Agents to make, distributions under this Plan. Except to the extent otherwise provided herein, upon completion of all such distributions, the DIP Facility Credit Agreement and the Prepetition Debt Credit Agreements and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this Subsection “O” shall affect the Amended Secured Notes Indenture, including without any limitation any Trustee Charging Lien, the Amended Secured Notes Guarantees and related Restructuring Documents, which shall be in full force and effect as of the Effective Date.

P.                                       Old Affiliate Interests

On the Effective Date, the Old Affiliate Interests shall remain effective and outstanding, and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. Each HoldCo Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

Q.                                    Sources of Cash for Plan Distributions

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the Cash Reserve, and the Initial Purchase Price or the Final Purchase Price, as applicable. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

To the extent paid in Cash, all Allowed Claims that constitute any amount of the Debtor’s Claim Portion shall be paid in Cash from either (i) Cash on the Debtors’ balance sheet immediately prior to the Effective Date or (ii) the Cash Reserves. All Allowed Claims that constitute any amount of the Reorganized Debtor’s Claim Portion shall be paid in Cash by the Reorganized Debtors from its cash balances.

R.                                     Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

S.                                      Funding and Use of Cash Reserves

On or before the Effective Date, the Debtors shall fund the Cash Reserves in such amount as determined by the Debtors, with the consent of the Supermajority Consenting Debtholders or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserves were established, including, without limitation, reserving an amount of Cash equal to 100% of distributions to which Holders of Disputed Claims in each such applicable Class would be entitled under this Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims, subject to the rights of the Consenting Debtholders Representative contained in Article V.T of this Plan; provided, further, that the Debtors shall provide the Investor with information regarding the Cash Reserves as may be reasonably requested by the Investor.

The Cash contained in each applicable Cash Reserve shall be first used solely to pay the obligations and liabilities for which such applicable reserve was established, with any excess funds (if any) in an applicable Cash Reserve being next available to pay the obligations and liabilities for which any other Cash Reserve was established. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from each Cash Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records. After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Cash Reserves without further order of the Bankruptcy Court or otherwise commingle funds in the Cash Reserves.

T.                                       The Noteholders’ Representative

1.              Appointment. From and after the Effective Date, the Noteholders’ Representative shall be authorized and empowered to act as agent, proxy, attorney-in-fact and representative for all Prepetition Secured Noteholders to the extent contemplated by the Investment Agreement, including but not limited to (i) in connection with any dispute regarding the calculation of the post-closing adjustment to the Initial Purchase Price under the Investment Agreement (to the extent contemplated by the Investment Agreement), (ii) for purposes of electing an Accounting Firm as contemplated by Section 1.1 of the Investment Agreement and (iii) becoming a party to the Escrowed Notes Agreement as contemplated by Section 2.5(a) of the Investment Agreement. The Noteholders’ Representative shall serve in such capacity until resignation or discharge and the appointment of a successor Noteholders’ Representative by the Majority Consenting Debtholders.

2.              Rights, Powers and Duties of the Noteholders’ Representative. As the representative for all Prepetition Secured Noteholders, the Noteholders’ Representative shall be authorized and empowered to act as agent, proxy, attorney-in-fact and representative for and on behalf of all Prepetition Secured Noteholders, to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions (whether in or out of court) as may be necessary or appropriate to fulfill its obligations under the Investment Agreement, including but not limited to (i) in connection with any dispute regarding the calculation of the post-closing adjustment to the Initial Purchase Price under the Investment Agreement (to the extent contemplated by the Investment Agreement), (ii) for purposes of electing an Accounting Firm as contemplated by Section 1.1 of the Investment Agreement and (iii) becoming a party to the Escrow Agreement as contemplated by Section 2.5(a) of the Investment Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. From and after the Effective Date and continuing through the date of entry of a final decree closing the Chapter 11 Case, the Noteholders’ Representative shall possess the rights of a party-in-interest pursuant to section 1109(b) of the Bankruptcy Code for all matters arising in, arising under or related to the Chapter 11 Cases and, in connection therewith, shall have the right to appear and be heard on matters brought before the Bankruptcy Court and/or the interpretation or enforcement of the Investment Agreement, including, without limitation, the following:

(a)                     settling, allowing, objecting to or otherwise disposing of any Claims that constitute the Debtors’ Claim Portion;

(b)                     seeking estimation of contingent or unliquidated Claims that constitute the Debtors’ Claim Portion under section 502(c) of the Bankruptcy Code;

(c)                      seeking determination of the tax liability associated with any Claims that constitute the Debtors’ Claim Portion under section 505 of the Bankruptcy Code;

(d)                     taking any and all other actions necessary or appropriate to implement any of the foregoing.

3.              Reimbursement of Costs and Expenses. The reimbursement of reasonable costs and expenses of the Noteholders’ Representative, including, without limitation, any professionals retained by the Noteholders’ Representative, shall be made from the Noteholders’ Representative Cash Reserve. The payment of such amounts to the Noteholders’ Representative and its retained professionals shall be made in the ordinary course of business with the consent of the Supermajority Consenting Debtholders and shall not be subject to the approval of the Bankruptcy Court; provided, however, that any disputes related to such fees, costs and expenses shall be brought before the Bankruptcy Court.

4.              Limitation of Liability. As of and after the Effective Date, neither the Noteholders’ Representative nor any of its Related Persons shall be liable for any act taken or omitted to be taken in such capacity in connection with or in contemplation of the transactions contemplated by this Plan and/or the Investment Agreement, in each case other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such applicable Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction.

The Noteholders’ Representative and each of its Related Persons may, in connection with the performance of their respective functions, and in their sole and absolute discretion and without any requirement or obligation, consult with the respective attorneys, accountants, financial advisors, and other professionals of the Reorganized Debtors, and shall not be liable for any act taken, omitted to be taken or suffered to be done in accordance with advice or opinions rendered by such Persons, regardless of whether such advice or opinions are provided in writing (other than for acts or omissions constituting gross negligence, actual fraud or willful misconduct of such applicable Entity as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction).

5.            Forum For Actions Against the Noteholders’ Representative. The Confirmation Order shall state that, without permission of the Bankruptcy Court, no judicial, administrative, arbitral or other action or proceeding shall be commenced against the Noteholders’ Representative in its official capacity as such, with respect to its status, duties, powers, acts or omissions as Noteholders’ Representative in any forum other than the Bankruptcy Court.

6.            Insurance. The Noteholders’ Representative shall be authorized to obtain all reasonably necessary insurance coverage for itself and its Related Persons, including, but not limited to, coverage with respect to the liabilities, duties and obligations of the Noteholders’ Representative and its Related Persons under the Investment Agreement and this Plan (in the form of an errors and omissions policy, general liability, or otherwise), which insurance coverage may remain in effect for a reasonable period (not to exceed six years) after the closing of the Chapter 11 Cases. Any such insurance coverage shall be paid for from the Consenting Debtholders Representative Cash Reserve.

7.            Authority to Object to and Settle Certain Disputed Claims. From and after the Effective Date, the Noteholders’ Representative shall be authorized with respect to those Claims which are not

Allowed hereunder or by Final Order and that constitute the Debtors’ Claim Portion, (i) to object to, and seek estimation of, any such Claims and (ii) pursuant to Bankruptcy Rule 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle such Disputed Claims, in the ordinary course of business and without further notice to or order of the Bankruptcy Court.

U.                                    Fees and Expenses of Prepetition Term Loan Agent & Ad Hoc Secured Noteholders Committee

Without limiting the terms or conditions of Section 3.3(f) of the Investment Agreement, the Debtors shall, on the Effective Date and to the extent invoiced, pay the Prepetition Term Loan Agent Fees and Expenses and the Ad Hoc Secured Noteholders Committee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors).

V.                                       Fees and Expenses of Indenture Trustee

Without limiting the terms or conditions of Section 3.3(f) of the Investment Agreement, the Debtors shall, on the Effective Date and to the extent invoiced, pay the Prepetition Secured Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need to provide individual time records or application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the Debtors shall (i) pay the undisputed portion of any invoices submitted on or before the Effective Date, (ii) place any disputed amounts in escrow on the Effective Date, and (iii) notify the Prepetition Secured Notes Indenture Trustee of any dispute within ten (10) days after the presentation of an invoice by the Prepetition Secured Notes Indenture Trustee. Upon such notification, the Prepetition Secured Notes Indenture Trustee may assert the Trustee Charging Lien to pay the undisputed and unpaid portion of the Prepetition Secured Notes Indenture Trustee Fees and Expenses, and/or after the parties have attempted in good faith to resolve any such dispute for at least fifteen (15) days after the notification of the dispute, may submit such dispute for resolution to the Bankruptcy Court; provided, however, that the Bankruptcy Court’s review shall be limited to a determination under the reasonableness standard in accordance with the Prepetition Secured Notes Indenture. Nothing herein shall be deemed to impair, waive, discharge, or negatively affect any Trustee Charging Lien for any fees, costs and expenses not paid pursuant to this Plan and otherwise claimed by the Prepetition Secured Notes Indenture Trustee pursuant to this section and in accordance with the Prepetition Secured Notes Indenture. For the avoidance of doubt, the Trustee Charging Lien shall be released as and when required under the Prepetition Secured Notes Indenture and the Amended Secured Notes Indenture.

W.                                   Completion Bonus Program

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to make the payments contemplated by the Completion Bonus Program pursuant to section 1129(a)(4) of the Bankruptcy Code, without further notice and hearing or consent of any Person. The aggregate payments under the Completion Bonus Program will not exceed $750,000.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors (subject to the consent of the Investor given in its sole discretion) in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i)                                     have been assumed or rejected by prior order of the Bankruptcy Court;

(ii)                                  are the subject of a motion to reject pending on the Effective Date;

(iii)                               are identified on Plan Schedule 5 hereto or in the Plan Supplement, in either case which Plan Schedule may be amended by the Debtors (subject to the consent of the Investor given in its sole discretion) to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected contract parties at least ten (10) days prior to the date of the Confirmation Hearing; or

(iv)                              are rejected or terminated pursuant to the terms of this Plan.

Without amending or altering the Cure Claim Procedures Order or any other prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan. The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan or by an order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its respective terms and conditions, except as limited or modified by the provisions of this Plan.

B.                                     Assignment of Executory Contracts or Unexpired Leases

In the event of an assumption and assignment of an Executory Contract or Unexpired Lease, at least ten (10) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court. Additionally, the Debtors shall file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable cure amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least three (3) days prior to the Confirmation Hearing (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Without amending or altering the Cure Claim Procedures Order, any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall, without amending or altering the Cure Claim Procedures Order, be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to an assignment or a cure amount is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

C.                                    Rejection of Executory Contracts or Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any contract or lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.                                    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

E.                                     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code and without amending or altering the Cure Claim Procedures Order, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree (the “Cure Claim Amount”). At least ten (10) days prior to the Confirmation Hearing, the Debtors shall file and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, which will: (1) list the applicable cure amount, if any; and (2) describe the procedures for filing objections thereto.

Without amending or altering the Cure Claim Procedures Order, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by the Debtors at least three (3) days prior to the Confirmation Hearing (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to the proposed assumption and cure amount. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall, without amending or altering the Cure Claim Procedures Order, be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to assumption or cure amount is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

F.                                       Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.                                     No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.                                    Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Debtors, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. Distributions on account of the Allowed Prepetition Term Loan Claims and Allowed Prepetition Secured Notes Claims shall be made to the Prepetition Term Loan Agent and the Prepetition Secured Notes Indenture Trustee, respectively, and such applicable agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.                                    Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.              Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the foregoing shall not apply to the Prepetition Debt Claims. Instead, (i) the Prepetition Term Loan Agent shall be deemed the holder of the Prepetition Term Loan Claims and distributions with respect thereto shall be governed by the Prepetition Term Loan Credit Agreement and (ii) solely with respect to receiving distributions under this Plan, the Prepetition Secured Notes Indenture Trustee shall be deemed to be the holder of the Prepetition Secured Notes Claims and distributions with respect thereto shall be governed by the Prepetition Secured Notes Indenture.

2.            Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Credit Agreement, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.            Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar (including with respect to the Amended Secured Notes, if applicable) under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or more being rounded up to the next higher whole number and with less than half dollars being rounded down to the next lower whole number.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.            Undeliverable Distributions

(a)                                 Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)                                 Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash for distribution on account of such rights for undeliverable or unclaimed distributions shall become the property of the Estates free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any Cash, Amended Secured Notes and/or other Plan Securities and Documents or other property held for distribution or allocation on account of such Claim shall be distributed or allocated to the Prepetition Secured Notes Indenture Trustee for distribution or allocation in accordance with this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)                                  Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 90 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 365 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such Claim against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall be distributed to the Prepetition Secured Notes Indenture Trustee for distribution in accordance with this Plan, free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.

E.                                     Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

F.                                       Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G..                                   Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.                                    Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.                                         Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.                                     Resolution of Disputed Claims

1.              Allowance of Claims

After the Effective Date, the Debtors and the Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. Subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, the Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.              Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, shall have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.              Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claims, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

4.              Deadline to File Objections to Claims

Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

B.                                     No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim pursuant to a Final Order.

C.                                    Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims or Disallowed Claims by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.

D.                                    Reserve for Disputed Claims

The Debtors, the Reorganized Debtors and the Distribution Agent, as applicable, shall establish such appropriate reserves for Disputed Claims in Classes as it determines necessary and appropriate, including, without limitation, as part of the Cash Reserves, in each case with the consent of the Noteholders’ Representative or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves for Disputed Claims shall equal an amount of Cash equal to 100% of distributions to which Holders of such Disputed Claims in each applicable Class would be entitled under this Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims, subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan; provided, further, that the Debtors shall provide the Investor with information regarding the reserves established for Disputed Claims as may be reasonably requested by Investor.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.     This Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders and the Investor; and

2.     The Confirmation Order shall have been entered by the Bankruptcy Court.

B.                                     Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1.     The Confirmation Order shall have become a Final Order and the Confirmation Date shall have occurred.

2.     The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order), in form and substance reasonably acceptable to the Debtors and the Supermajority Consenting Debtholders and acceptable to the Investor, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement.

3.     This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance consistent in all material respects with the Restructuring Term

Sheet and otherwise reasonably acceptable to the Debtors, the Supermajority Consenting Debtholders and the Investor.

4.     The Restructuring Documents shall have been filed, tendered for delivery, and been effected or executed by all Entities party thereto (as appropriate), and in each case in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Investment Agreement, shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date).

5.     All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by the Investment Agreement shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect.

6.     The Debtors shall have received, or will receive concurrently with the occurrence of the Effective Date, the Initial Purchase Price in Cash and in accordance with the terms and conditions of the Investment Agreement.

7.     The New Board shall have been selected.

8.     The Cash Reserves shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan.

9.     All Ad Hoc Secured Noteholders Committee Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the Majority Consenting Debtholders to the extent of any disputes, as required by the DIP Facility Orders, including the adequate protection obligations in paragraph 12 thereof, pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.

C.                                    Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Supermajority Consenting Debtholders and the Investor, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.                                    Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.                                     General

Pursuant to section 1123 of the Bankruptcy Code (and in addition, but solely with respect to Class 5 Claims, Bankruptcy Rule 9019), and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.                                     Release of Claims and Causes of Action

1.                                      Release by the Debtors. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Article X or elsewhere in this Plan or the Confirmation Order, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action expressly listed on Plan Schedule 6; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (iii) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2.                                      Release By Third Parties. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Article X or elsewhere in this Plan or the Confirmation Order, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) any Causes of Action expressly listed on Plan Schedule 7; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

C.                                    Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.                                    Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.                                     Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action expressly set forth in and preserved by this Plan or the Plan Supplement; (ii) any Causes of Action arising from gross negligence, actual fraud or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) the rights of any Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.                                     Preservation of Causes of Action

1.     Maintenance of Causes of Action

Except as otherwise provided in this Article X or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases, but in all cases subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court, but in all cases subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan.

2.     Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.                                    Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY

SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.                                    Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH ENTITY (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

I.                                         Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.                                       Plan Indemnity

In addition to the matters set forth in this Plan and not by way of limitation thereof, the Reorganized Debtors and the Investor shall, and the Debtors shall continue to, indemnify and hold harmless all Persons who are or were managers, officers or directors of any of the Debtors at any time on or after the Petition Date on account of and with respect to any Claims (whether or not any Proof of Claim or cure claim has been Filed with respect thereto) or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities threatened or asserted by any Person against any such managers, officers or directors with respect to or based upon, in whole or in part, any act taken or omitted to be taken, or alleged act taken or omitted to be taken, in such capacities on or prior to the Effective Date, irrespective of whether such amounts are owed in connection with a prepetition or postpetition act or omission, but in each case only to the extent that (a) the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable under the Debtors’ prepetition organizational documents (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise) and (b) the otherwise indemnifiable expense, liability, loss, or other amount is determined not to be covered under the D&O Tail Policy purchased by the Debtors prior to the Petition Date. The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court.

K.                                    Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which the Debtors or Reorganized Debtors may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan, except as otherwise provided in this Plan;

11. enforce the terms and conditions of this Plan and the Confirmation Order;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;

14. hear and determine all matters related to the administration or implementation of the Investment Agreement, including, without limitation, any issue or dispute pertaining to the Noteholders’ Representative;

15. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

16. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

17. enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of the Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                     Dissolution of the Committee

On and as of the Effective Date, the Committee shall dissolve automatically and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members or advisors to the Committee after the Effective Date.

B.                                     Payment of Statutory Fees; Post-Effective Date Professional Fees and Expenses

All outstanding fees payable pursuant to section 1930 of title 28, United States Code shall be paid when due. The Reorganized Debtors shall pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees and expenses relating to the preparation of final fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, fees, costs and expenses incurred in connection with the implementation, enforcement and Consummation of this Plan, including but not limited to the reasonable fees and expenses of the Distribution Agents.

C.                                    Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict.

D.                                    Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Supermajority Consenting Debtholders and the Investor; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Supermajority Consenting Debtholders and the Investor, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.                                     Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.                                     Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.                                    Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.                                    Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.                                         Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.                                       Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

OnCure Holdings, Inc.

Attn: Bradford C. Burkett

188 Inverness Drive West, Suite 650

Englewood, Colorado, 80112

Fax: (303) 643-6560

E-mail: brad@mppartnersllc.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Keith A. Simon

Fax: (212) 751-4864

E-mail:keith.simon@lw.com

If to the Investor:

Radiation Therapy Services

1010 Northern Boulevard - Suite 314

Great Neck, NY 11021

Attention: Norton L. Travis

Fax: (516) 301-5778

E-mail:ntravis@rtsx.com

with a copy to:

Vestar Capital Partners V, L.P.

245 Park Avenue

41st Floor

New York, NY 10167

Attention: Erin Russell

Fax: (212) 808-4922

E-mail:ERussell@VestarCapital.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Movsovich, P.C.

Christopher Marcus, P.C.

Fax: (212) 446-6460

E-mail: mmovsovich@kirkland.com;cmarcus@kirkland.com

If to the Noteholders’ Representative:

[To Insert Information Once Appointed]

with a copy to:

Stroock & Stroock & Lavan LLP

2029 Century Park East, Suite 1600

Los Angeles, California 90067

Attention: Frank Merola, Esq.

Fax: (310) 407-6302

E-mail: fmerola@stroock.com

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Jayme T. Goldstein, Esq.

Fax: (212) 806-6006

E-mail: jgoldstein@stroock.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.                                    Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, including, without limitation, the Amended Secured Notes and guarantees issued or provided in connection therewith, (ii) the issuance of the New Common Stock and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.                                      Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.                                  Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, but subject to the rights of the Noteholders’ Representative contained in Article V.T of this Plan, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.                                    Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

O.                                    No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, DIP Lenders, the Prepetition Term Loan Lenders, the Prepetition Secured Noteholders, the Investor and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.                                     Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

Q.                                    Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.                                     Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

S.                                      2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: August 22, 2013

Respectfully submitted,

ONCURE HOLDINGS, INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Bradford C. Burkett
Title:	President and Chief Executive Officer